EXHIBIT (j)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Shareholders and Board of Trustees of
The Travelers Series Trust:

We consent to the incorporation by reference, in this registration statement, of our reports dated February 18, 2005, on the statements of assets and liabilities, including the schedules of investments, of the portfolios listed below of The Travelers Series Trust ("Trust") as of December 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Report of the Trust as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information.

PORTFOLIOS:
Convertible Securities Portfolio
Disciplined Mid Cap Stock Portfolio
Equity Income Portfolio
Federated High Yield Portfolio
Federated Stock Portfolio
Large Cap Portfolio
Mondrian  International Stock Portfolio
  (formerly,  Lazard  International Stock Portfolio)
MFS Mid Cap Growth  Portfolio
MFS Value  Portfolio
Mercury Large Cap Core Portfolio
  (formerly,  Merrill Lynch Large Cap Core Portfolio)
Pioneer Fund Portfolio
Social Awareness Stock Portfolio
Travelers Quality Bond Portfolio
U.S. Government Securities Portfolio
Zero Coupon Bond Fund Portfolio (Series 2005)

                                                                        KPMG LLP


New York, New York
April 27, 2005